VIKING MUTUAL FUNDS

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on November 30, 2023 between Viking Fund Management, LLC, (the “Adviser”) and Viking Mutual Funds (the “Trust”) on behalf of each series of the Trust (each a “Fund” or collectively, “the Funds”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Funds and the Adviser that:

1.            The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to each Fund through November 29, 2024, so that Net Annual Operating Expenses of each Fund do not exceed 0.98% for Class A shares and 0.73% for Class I shares.

FURTHERMORE, under this expense limitation agreement, the Adviser is entitled to recoup such amounts waived or reimbursed for a period of up to three years from the date on which the Adviser waived fees or reimbursed expenses for the Fund. The Fund will make repayments to the Adviser only if such repayment does not cause the annual Fund operating expenses (after the repayment is taken into account) to exceed both (1) the expense limitation in place when such amounts were waived and (2) the Fund’s current expense limitation. Amounts waived or reimbursed by the Adviser prior to November 28, 2018 are not eligible for repayment.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 30, 2023.

                                                                  VIKING MUTUAL FUNDS

                                                                  By: /s/ Shannon D. Radke

                                                                           President

                                                                  VIKING FUND MANAGEMENT, LLC

                                                                  By: /s/ Shannon D. Radke

                                                                           President